Exhibit 24.c

POWER OF ATTORNEY

I, Anthony J. Park, Director of Fidelity & Guaranty Life Insurance Company, do hereby appoint Jodi Ahlman, Tessa Cantonwine, and Maria Sears, and each of them (with full power to each of them to act alone), as my true and lawful attorney-in-fact, for me and in my name, place, and stead, to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the registration statements, and any and all amendments thereto, filed by Fidelity & Guaranty Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of the F&G Confidence Builder individual single premium deferred index-linked annuity contracts (File No. 333-267180), and to have full power and authority to do or cause to be done in my name, place, and stead each and every act and thing necessary or appropriate in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of June, 2023.

/s/ Anthony J. Park
Anthony J. Park Director
Fidelity & Guaranty Life Insurance Company